Exhibit 99.1

       SPARK NETWORKS(R) REPORTS SECOND QUARTER 2006 FINANCIAL RESULTS

                  Record Quarterly Revenue of $17.3 Million

              Q2 EBITDAS(1) Increases Over 900% to $2.6 Million

       Six Month EBITDAS of $6.0 Million - Matches Full Year 2005 Total

    Six Month Net Income of $1.0 Million; Quarterly Net Income of $327,000

    BEVERLY HILLS, Calif., Aug. 3 /PRNewswire-FirstCall/ -- Spark Networks plc (Amex: LOV), a leading provider of online personals services, today reported second quarter 2006 financial results.

    "As we begin the second half of the year, we are pleased to report that our EBITDAS has already matched EBITDAS for all of last year. We continue to reach new performance milestones, delivering our highest quarterly revenue to date in the second quarter," stated David Siminoff, chief executive officer of Spark Networks. "Given our demonstrated ability to deliver consistent EBITDAS profit and cash flow from operations, we plan to build on our performance with balanced top-line growth."

    Second Quarter and Six Month Highlights

    * Other Businesses Segment revenue grows by 118%.

          * The Company rebranded and launched its African American online personals community, BlackSingles.com(R).

          * Relationships.com(TM) continued its solid growth during the quarter.

          * The Company acquired LDSSingles(TM), solidifying the Company's leadership position in the LDS market.

          * The Company increased marketing efforts for other key websites in its Other Businesses segment.

    * Onsite advertising launches on select websites.

          * During the quarter, the company selected Winstar Interactive Media Services to help support the sale of online advertising for certain Spark communities, including its two largest websites: JDate(R) and AmericanSingles(R).

          * The Company reported that it recently published paid ads on JDate, Date.ca(R) and AmericanSingles.

    *  Traffic to Spark Networks properties increased 35% from May to June, to
       3.7 million visitors, ranking it 4th on the top-gaining property list, according to comScore Media Metrix's Inside the Ratings report June 2006.

          * Peter Daboll, CEO of comScore Media Metrix, stated in a recent comScore press release(2) that sites offering opportunities for social interaction continue to dominate the ratings.

    Financial Results

    Reported revenue for the second quarter of 2006 was $17.3 million, an increase of 12% compared to $15.5 million for the same period in 2005. Revenue for the six months ended June 30, 2006 was $34.1 million, an increase of 7% compared to $32.0 million for the six months ended June 30, 2005.

    Total operating expenses for the second quarter of 2006 were $10.3 million, an increase of 2%, compared to $10.1 million in the same period in 2005. Included in the operating expenses for the second quarter of 2006 was a share-based compensation expense of approximately $1.1 million as a result of the Company's adoption of the Statement of Financial Accounting Standards No. 123 (R) ("SFAS 123(R)") in the third quarter of 2005. Periods prior to the third quarter of 2005 do not contain any expense for share options in accordance with SFAS 123(R). Operating expenses for the six months ended June 30, 2006 were $20.5 million, an increase of 6% compared to $19.4 million for the six months ended June 30, 2005. Even including operating expenses related to its MingleMatch subsidiary, which the Company acquired in the second quarter of 2005, total operating expenses would have decreased 7% to $18.1 million for the six months ended June 30, 2006 excluding the effects of SFAS 123 (R).

    The Company reported net income of $327,000, or $0.01 per share, for the second quarter of 2006, compared to a net loss of $859,000, or $(0.03) per share, for the same period in 2005. Due to the Company's implementation of SFAS 123 (R), the net income for the quarter ended June 30, 2006 includes compensation expense related to share options of $1.1 million. Excluding share-based compensation, the Company would have reported a profit of $1.4 million, or $0.05 per share(3), for the quarter. Net income for the six months ended June 30, 2006 was $1.0 million, or $0.03 per share, compared to $1.1 million, or $0.04 per share, for the same period in 2005. Excluding share-based compensation, the Company would have reported net income of $3.5 million or $0.11 per share, for the six months ended June 30, 2006.

    EBITDAS for the second quarter of 2006 was $2.6 million, an increase of 927% compared to EBITDAS of $253,000 during the same period in 2005. EBITDAS for the six months ended June 30, 2006 was $6.0 million, an increase of 80% compared to EBITDAS of $3.3 million during the same period in 2005. See the attached Consolidated Statement of Operations for a reconciliation of EBITDA and EBITDAS to net income.

    Balance Sheet, Cash, Debt

    As of June 30, 2006, the Company had a cash and marketable securities position of $11.5 million compared to $17.3 million at December 31, 2005. During the first six months of 2006, the Company paid the final $9.0 million in debt due as a result of the MingleMatch acquisition, as well as $2.0 million in respect to the acquisition of LDSSingles. Cash flow from operations during the first half of 2006 was $5.8 million, an increase of 346% compared to cash flow from operations of $1.3 million in the first half of 2005. The increased operating cash flow was driven by increased revenue combined with a reduction in operating costs, excluding stock compensation. As of June 30, 2006, the Company had accumulated over $50.0 million of NOLs.

    Segment Reporting(4)

    The Company reported second quarter 2006 revenue for its JDate segment of $7.0 million, an increase of 13% compared to $6.2 million in the same period in 2005. JDate revenue for the six months ended June 30, 2006 was $14.0 million, an increase of 10% compared to $12.7 million for the six months ended June 30, 2005.

    The Company reported second quarter 2006 revenue for its AmericanSingles segment of $6.0 million, a decrease of 17% compared to $7.3 million in the same period in 2005. AmericanSingles revenue for the six months ended June 30, 2006 was $12.3 million, a decrease of 20% compared to $15.4 million for the six months ended June 30, 2005. The decrease in revenue is the result of the planned reduction in the marketing spend for AmericanSingles in order to bring its subscriber acquisition cost (SAC) to a level generating acceptable contribution margin.

    The Company reported second quarter 2006 revenue for its Other Businesses segment of $4.3 million, an increase of 118% compared to $2.0 million in the same period in 2005. Results for the Other Businesses revenue for the second quarter of 2006 include the acquisition of LDSSingles.com, which was effective May 5, 2006. Other Businesses revenue for the six months ended June 30, 2006 was $7.8 million, an increase of 100% compared to $3.9 million for the six months ended June 30, 2005.

    Business Metrics

    Effective with this quarter's earnings release, the Company has changed the method it uses to calculate the total number of paying subscribers at any given point in time. The change is being made to more accurately reflect the timing of termination of subscriptions for subscribers who do not maintain their subscription privileges for the duration of their original subscription terms.

    For comparison purposes, the Company has revised its key operating metrics for each quarter, going back through 2005 using the improved subscription count methodology. See the attached table for the historical comparative operating metrics.

    Average paying subscribers for the Company's JDate segment were 75,100 during the second quarter of 2006, an increase of 12% compared to 67,100 from the same period in 2005. Average paying subscribers for the six months ended June 30, 2006 were 75,200, an increase of 10% compared to 68,400 for the six months ended June 30, 2005.

    Average paying subscribers for the Company's AmericanSingles segment were 90,000 during the second quarter of 2006, a decrease of 16% compared to 107,000 from the same period in 2005. Average paying subscribers for the six months ended June 30, 2006 were 90,200, a decrease of 21% compared to 113,600 for the six months ended June 30, 2005.

    Average paying subscribers for the Company's Other Businesses segment were 74,300 during the second quarter of 2006, an increase of 118% compared to 34,100 from the same period in 2005. Average paying subscribers for the six months ended June 30, 2006 were 69,600, an increase of 116% compared to 32,200 for the six months ended June 30, 2005.

    Average paying subscribers for the Company as a whole in the second quarter of 2006 were approximately 239,400, an increase of 15% compared to 208,100 from the same period in 2005. Average paying subscribers for the six months ended June 30, 2006 were 235,000, an increase of 10% compared to 214,000 for the six months ended June 30, 2005.

    Direct subscriber acquisition cost(5) (SAC) for the Company's JDate segment in the second quarter of 2006 was $14.93, an increase of 8% compared to $13.82 from the same period in 2005. SAC for the six months ended June 30, 2006 was $14.06, an increase of 24% compared to $11.30 in the six months ended June 30, 2005. The increase in JDate SAC is due to increased marketing expenditures, particularly offline, in order to build and maintain the strong JDate brand.

    SAC for the Company's AmericanSingles segment in the second quarter of 2006 was $39.46, a decrease of 4% compared to $41.30 in the same period in 2005. SAC for the six months ended June 30, 2006 was $37.32, an increase of 14% compared to $32.68 for the six months ended June 30, 2006. The decrease in SAC for the second quarter of 2006 was as a result of the reduction in marketing spend for AmericanSingles. The increase in SAC for AmericanSingles for the six months ended June, 30, 2006 is the result of significant cuts in marketing spending in the first quarter of 2005 compared to the last half of 2004. The carry-over effect in the first quarter of 2005 of increased subscriptions from previous marketing, combined with reduced marketing expense, made for an atypically low SAC in the first quarter of 2005, when compared to the first quarter of 2006.

    SAC for the Company's Other Businesses segment in the second quarter of 2006 was $44.88, an increase of 47% compared to $30.44 from the same period in 2005. The increase in SAC for the quarter is primarily attributable to increased marketing initiatives related to the launches of Relationships.com and BlackSingles.com. SAC for the six months ended June 30, 2006 was $34.78, a decrease of 7% compared to $37.52 for the six months ended June 30, 2005.

    SAC for the Company as a whole in the second quarter of 2006 was $34.45, an increase of 8% compared to $31.93 from the same period last year. SAC for the six months ended June 30, 2006 was $30.28, an increase of 9% compared to $27.70 for the six months ended June 30, 2005.

    Investor conference call:

    The Company will discuss its financial results during a live teleconference today at 1:30 p.m. Pacific Time and 10:30 p.m. Frankfurt time.

    Call Title:                 Spark Networks Q2 '06 Financial Results
    Toll-Free (United States):  +1-888-802-7346
    International:              +1-973-582-2785
    Confirmation #:             7611570

    One-Week Replay
    Toll-Free (United States):  +1-877-519-4471
    International:              +1-973-341-3080

    The company will also be hosting a webcast of its call which can be accessed here:

    http://www.visualwebcaster.com/event.asp?id=34676&regd=n

    Safe Harbor Statement:

    This press release contains forward-looking statements. Any statements in this news release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as "may," "will," "expect," "believe," "anticipate," "estimate," "intends," "goal," "objective," "seek," "attempt," or variations of these or similar words, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to our ability to: attract members; convert members into paying subscribers and retain our paying subscribers; keep pace with rapid technological changes; maintain the strength of our existing brands; and maintain and enhance those brands and our dependence upon the telecommunications infrastructure and our networking hardware and software infrastructure. For a discussion of these and further risks and uncertainties, please see our filings with the Securities and Exchange Commission. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings with the SEC also are available from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

    About Spark Networks plc:

    Spark Networks' American Depositary Shares trade on the American Stock Exchange under the symbol "LOV," and its Global Depositary Shares trade on the Frankfurt Stock Exchange under the symbol "MHJG." The Spark Networks portfolio of consumer websites includes, among others, JDate.com (www.jdate.com), AmericanSingles.com (www.americansingles.com), BlackSingles.com
(www.blacksingles.com), PrimeSingles(TM).net (www.primesingles.net),
BBWPersonalsPlus(TM).com (www.bbwpersonalsplus.com) and Relationships.com (www.relationships.com).

    (1) "EBITDAS" is defined as earnings before interest, taxes, depreciation, amortization and share-based compensation. EBITDAS should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as EBITDAS is not defined by GAAP. However, the Company regards EBITDAS as a complement to net income and other GAAP financial performance measures, including an indirect measure of operating cash flow. As such, management believes that the investment community finds it to be a useful tool to perform meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations.

    (2) Quote taken from comScore Press Release "Official FIFA World Cup Web Site Attracts Millions of Viewers and Billions of Page Views from Around the World in June", July 13, 2006.

    (3) Share-based compensation is a non-cash charge recorded in the Company's income statements. The Company believes that the non-GAAP financial measures that exclude share-based compensation from net income (loss) provide useful information to management and investors regarding how the expenses associated with the application of SFAS 123 (R) are reflected on the statements of operations and facilitate comparisons to the Company's historical operating results. The Company's management uses this information internally for reviewing the financial results, forecasting and budgeting.

    (4) In accordance with Financial Accounting Standard No. 131, the Company's financial reporting includes detailed data on three separate operating segments. The JDate segment consists of the Company's JDate.com website and its co-branded websites. The AmericanSingles segment consists of the Company's AmericanSingles.com website and its co-branded and private label websites. The Other Businesses segment consists of all of the Company's other websites and businesses.

    (5) Direct subscriber acquisition cost is defined as total direct marketing costs divided by the number of new paying subscribers during the period. This represents the average cost of acquiring a new paying subscriber during the period.

                (Consolidated financial statements to follow)

                               SPARK NETWORKS PLC
                           CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)

                                                          June 30,       December 31,
                                                           2006             2005
                                                       --------------   --------------
                                                        (unaudited)
Assets
Current assets:
   Cash and cash equivalents                           $       11,291   $       17,096
   Marketable securities                                          192              196
   Restricted cash                                              1,952            1,085
   Accounts receivable, net of allowance of
    $0 and $13 for June 30, 2006 and
    December 31, 2005                                             955              932
   Prepaid expenses and other                                     896            1,493
      Total current assets                                     15,286           20,802
Property and equipment, net                                     3,588            4,453
Goodwill, net                                                  18,770           17,344
Intangible assets, net                                          5,264            4,627
Investment in noncontrolled affiliate                           1,078            1,099
Deposits and other assets                                         326              295
      Total assets                                     $       44,312   $       48,620

Liabilities and Shareholders' Equity
Current liabilities:
   Accounts payable                                    $        1,816   $        2,267
   Accrued liabilities                                          4,662            3,632
   Deferred revenue                                             4,783            4,991
   Notes payable - current portion                                963            9,930
   Current portion of obligations under
    capital leases                                                 45               --
      Total current liabilities                                12,269           20,820
Deferred tax liabilities                                        1,663            1,717
Notes payable - long term                                         900              900
Obligations under capital leases                                   77               --
      Total liabilities                                        14,909           23,437
Shares subject to rescission                                    6,347            6,089
Commitments and contingencies                                      --               --
Shareholders' equity:
   Authorized capital 800,000 pounds Sterling
    divided into 80,000,000 ordinary shares
    of 1p each; issued and outstanding
    30,424,346 shares as of June 30, 2006
    and 30,241,496 shares as of December 31,
    2005, at a stated value of:                                   495              487
   Additional paid-in-capital                                  66,662           64,064
   Accumulated other comprehensive (loss)                         (66)            (302)
   Notes receivable from employees                                 --              (82)
   Accumulated deficit                                        (44,035)         (45,073)
   Total shareholders' equity                                  23,056           19,094
   Total liabilities and shareholders' equity          $       44,312   $       48,620

                               SPARK NETWORKS PLC
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                (unaudited, in thousands, except per share data)

                                         Three Months Ended         Six Months Ended
                                              June 30,                  June 30,
                                       -----------------------   -----------------------
                                          2006         2005         2006         2005
                                       ----------   ----------   ----------   ----------
Net revenues                           $   17,305   $   15,464   $   34,110   $   31,990

Direct marketing expenses                   6,790        6,051       12,447       11,279
      Contribution margin                  10,515        9,413       21,663       20,711

Operating expenses:
   Indirect marketing (including
    share-based compensation of
    $13, $0, $26, and $0)                     257          238          622          503
   Customer service (including
    share-based compensation of
    $24, $0, $47, and $0)                     898          560        1,806        1,137
   Technical operations (including
    share-based compensation of
    $202, $0, $376, and $0)                 2,207        1,548        4,437        2,950
   Product development(including
    share-based compensation of
    $121, $0, $239, and $0)                   967        1,060        1,813        1,890
   General and administrative
    (including share-based
    compensation of $701, $(115),
    $1,744, and $(28)                       5,645        6,405       11,276       12,512
   Amortization of intangible
    assets other than goodwill                355          301          594          383

Total operating expenses                   10,329       10,112       20,548       19,375

Operating income (loss)                       186         (699)       1,115        1,336

Interest (income), loss and other
 expenses, net                               (133)         168          (94)         144

Income (loss) before income taxes             319         (867)       1,209        1,192

Provision (benefit) for income
 taxes                                         (8)          (8)         171           64

Net income (loss)                      $      327   $     (859)  $    1,038   $    1,128

Net income (loss) per share
 - basic                               $     0.01   $    (0.03)  $     0.03   $     0.04
Net income (loss) per share
 - diluted                             $     0.01   $    (0.03)  $     0.03   $     0.04
Weighted average shares
 outstanding - basic                       30,359       25,661       30,313       25,389
Weighted average shares
 outstanding - diluted                     30,875       25,661       31,024       29,080

Reconciliation of Net Income to
EBITDAS

                                         Three Months Ended         Six Months Ended
                                              June 30,                  June 30,
                                       -----------------------   -----------------------
                                          2006         2005         2006         2005
                                       ----------   ----------   ----------   ----------
Net income (loss)                      $      327   $     (859)  $    1,038   $    1,128
Interest                                       40           13          110           (8)
Taxes                                          (8)          (8)         171           64
Depreciation                                  802          921        1,653        1,768
Amortization                                  355          301          594          411
EBITDA                                      1,516          368        3,566        3,363
Share based compensation                    1,061         (115)       2,432          (28)
EBITDAS                                $    2,577   $      253   $    5,998   $    3,335

                               SPARK NETWORKS PLC
                         SEGMENT RESULTS FROM OPERATIONS

                                         Three Months Ended         Six Months Ended
                                              June 30,                  June 30,
                                       -----------------------   -----------------------
(in thousands)                            2006         2005         2006         2005
-----------------------------------    ----------   ----------   ----------   ----------
Revenues
   JDate                               $    6,988   $    6,235   $   13,984   $   12,703
   AmericanSingles                          6,006        7,256       12,349       15,353
   Other Businesses                         4,311        1,973        7,777        3,934
Total                                  $   17,305   $   15,464   $   34,110   $   31,990

Direct Marketing
   JDate                               $      824   $      705   $    1,620   $    1,208
   AmericanSingles                          2,934        4,312        6,294        7,570
   Other Businesses                         3,032        1,034        4,533        2,501
Total                                  $    6,790   $    6,051   $   12,447   $   11,279

Contribution
   JDate                               $    6,164   $    5,530   $   12,364   $   11,495
   AmericanSingles                          3,072        2,944        6,055        7,783
   Other Businesses                         1,279          939        3,244        1,433
Total                                  $   10,515   $    9,413   $   21,663   $   20,711

Unallocated operating expenses             10,329       10,112       20,548       19,375

Operating income                       $      186   $     (699)  $    1,115   $    1,336

                               SPARK NETWORKS PLC
                                 SEGMENT METRICS
                                (For the Period)

                                         Three Months Ended         Six Months Ended
                                              June 30,                  June 30,
                                       -----------------------   -----------------------
                                          2006         2005         2006         2005
                                       ----------   ----------   ----------   ----------
Average Paying Subscribers:
    JDate                                  75,089       67,147       75,202       68,413
    AmericanSingles                        89,980      106,925       90,151      113,554
    Other Businesses                       74,296       34,060       69,649       32,233
     Total                                239,365      208,132      235,002      214,202

Average Monthly Net Revenue per
  Paying Subscriber:
    JDate                              $    31.02   $    30.95   $    30.99   $    30.95
    AmericanSingles                    $    22.25   $    22.62   $    22.83   $    22.53
    Other Businesses                   $    16.73   $    18.73   $    17.26   $    18.61
     All Segments                      $    24.10   $    23.12   $    24.19   $    24.63

Direct Subscriber Acquisition Cost:
    JDate                              $    14.93   $    13.82   $    14.06   $    11.30
    AmericanSingles                    $    39.46   $    41.30   $    37.32   $    32.68
    Other Businesses                   $    44.88   $    30.44   $    34.78   $    37.52
     All Segments                      $    34.45   $    31.93   $    30.28   $    27.70

Monthly Subscriber Churn:
    JDate                                    24.7%        26.9%        25.3%        26.2%
    AmericanSingles                          30.7%        38.7%        32.1%        36.8%
    Other Businesses                         24.0%        19.8%        25.8%        23.6%
     All Segments                            26.7%        31.8%        28.1%        31.2%

   We define our key business metrics as follows:

          * Average paying subscribers: Paying subscribers are defined as individuals who have paid a monthly fee for access to communication and website features beyond those provided to our members. Average paying subscribers for each month are calculated as the sum of the paying subscribers at the beginning and end of the month, divided by two. Average paying subscribers for periods longer than one month are calculated as the sum of the average paying subscribers for each month, divided by the number of months in such period.

          * Average monthly net revenue per paying subscriber: Average monthly net revenue per paying subscriber represents the total net subscriber revenue for the period divided by the number of average paying subscribers for the period, divided by the number of months in the period.

          * Direct subscriber acquisition cost: Direct subscriber acquisition cost is defined as total direct marketing costs divided by the number of new paying subscribers during the period. This represents the average cost of acquiring a new paying subscriber during the period.

          * Monthly subscriber churn: Monthly subscriber churn represents the ratio, expressed as a percentage, of (i) the number of paying subscriber cancellations during the period divided by the number of average paying subscribers during the period and (ii) the number of months in the period.

    As described above, below is a table representing historical comparative operating metrics.

                                                                              Full
                         Mar 31,      Jun 30,      Sep 30,      Dec 31,       Year        Mar 31,      Jun 30,
                          2005         2005         2005         2005         2005         2006         2006
                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Average Paying
 Subscribers
JDate                      69,680       67,147       68,403       71,967       69,299       75,316       75,089
AmericanSingles           120,184      106,925       95,877       88,669      102,914       90,323       89,980
Other                      30,408       34,060       49,213       56,640       42,580       65,002       74,296
Total                     220,272      208,132      213,493      217,276      214,793      230,641      239,365

Average Monthly
 Net Revenue per
 Paying Subscriber

JDate                  $    30.94   $    30.95   $    31.47   $    31.50   $    31.22   $    30.96   $    31.02
AmericanSingles        $    22.46   $    22.62   $    24.93   $    25.15   $    23.66   $    23.41   $    22.25
Other                  $    18.46   $    18.73   $    17.89   $    18.21   $    18.27   $    17.78   $    16.73
Total                  $    24.59   $    24.67   $    25.40   $    25.45   $    25.03   $    24.29   $    24.10

Direct Subscriber
 Acquisition Cost

JDate                  $     9.01   $    13.82   $    15.84   $    12.25   $    12.70   $    13.20   $    14.93
AmericanSingles        $    25.61   $    41.30   $    39.35   $    36.66   $    35.16   $    35.19   $    39.46
Other                  $    46.98   $    30.44   $    28.08   $    29.72   $    32.05   $    24.68   $    44.88
Total                  $    23.84   $    31.93   $    30.23   $    27.77   $    28.36   $    26.11   $    34.45

Monthly Subscriber
 Churn

JDate                        26.7%        26.9%        26.4%        27.0%        26.8%        25.9%        24.7%
AmericanSingles              36.7%        38.7%        37.7%        38.1%        37.8%        33.5%        30.7%
Other                        29.1%        19.8%        30.2%        27.5%        27.0%        27.7%        24.0%
Total                        32.5%        31.8%        32.4%        31.7%        32.1%        29.4%        26.7%

SOURCE  Spark Networks plc
    -0-                             08/03/2006
    /CONTACT: Investors, Mark Thompson, mthompson@spark.net, or Media, Gail Laguna, glaguna@spark.net, both of Spark Networks plc, +1-323-836-3000/